UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): October 24, 2006

KUHLMAN COMPANY, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-50187	86-0883289
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 North Third Street, Suite B-1
Minneapolis, Minnesota 55401
(Address of principal executive offices)(Zip Code)

(612) 338-5752
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 24, 2006, Kuhlman Company, Inc. (the “Company”) entered into to a Retainer Agreement (the “CFO Retainer Agreement”) with Charles Walensky. Pursuant to the CFO Retainer Agreement, Mr. Walensky will serve as Interim Chief Financial Officer for a period of three months, and thereafter on a monthly basis. The Company will compensate Mr. Walensky for his services with a grant of 35,000 shares of Company common stock, which will be restricted until after one year of continuous engagement with the Company. Mr. Walensky will not receive a salary.

On October 24, 2006, the Company entered into to a Retainer Agreement (the “COO Retainer Agreement”) with Charles Walensky. Pursuant to the COO Retainer Agreement, Mr. Walensky will serve as Acting Chief Operating Officer for a period of one year, and thereafter on a monthly basis. The COO Retainer Agreement also memorializes the Company’s issuance to Mr. Walensky on October 19, 2006, of a five-year warrant to purchase up to 750,000 shares of the Company common stock at an exercise price of $0.35 per share. Upon its issuance, the warrant was immediately vested with respect to 250,000 shares. The warrant will vest with respect to 250,000 shares upon the Company’s completion of a restructuring plan that is accepted by the Company’s creditors, and the remaining 250,000 shares upon the Company’s obtaining positive EBITDA for three consecutive months. The Company granted demand and piggyback registration rights for the resale of the common shares issuable upon exercise of the warrant. The warrant has a cashless-exercise provision.

On October 24, 2006, the Company’s Board of Directors approved and ratified the Company’s engagement letter with Manchester Companies, Inc. (“Manchester”) dated effective as of October 16, 2006 (the “Manchester Agreement”). Pursuant to the Manchester Agreement, Manchester will serve as “Chief Restructuring Officer” and will develop and negotiate various plans with trade creditors and landlords, and, in general, counsel and assist management in implementing a turnaround plan. The Manchester Agreement has an initial term of nine months and is renewable thereafter on a month-to-month basis. The Company will pay Manchester $30,000 per month during the term of the Manchester Agreement. Additionally, the Manchester Agreement also memorializes the Company’s issuance to Manchester on October 19, 2006, of a five-year warrant to purchase up to 100,000 shares of Company common stock at $.35 per share. The Company granted piggyback registration rights for the resale of the common shares issuable upon exercise of the warrant. The warrant has a cashless-exercise provision.

The Manchester Agreement also provides that, to the extent the Company executes a plan reducing trade payables, Manchester shall earn a success fee equal to 15% of the difference between the current value of the payables and the reduced payables. With respect to restructured leases, Manchester shall receive a success fee of $0.10 per square foot of any lease abandoned, abated, restructured, restated or sublet.

Item 3.01.	Notice of Delisting.

On October 25, 2006, the Company notified the American Stock Exchange (the “AMEX”) that it would voluntarily deregister its common stock from listing on the AMEX and would seek to have its common stock quoted on the Over-the Counter Bulletin Board.

As previously disclosed on Form 8-K, the Company had received a notice from the AMEX on September 26, 2006 that it was not in compliance with the AMEX’s continued listing requirements. The Company notified the AMEX on October 3, 2006 that the Company would submit a plan to the AMEX on or before October 26, 2006, indicating the Company’s plan to obtain compliance with such continued listing requirements. The Company has since decided that it is not in its best interests to submit such a plan and will voluntarily deregister its common stock from listing on the AMEX and have its common stock quoted on the Over-the-Counter Bulletin Board. The Company believes that such deregistration from the AMEX shall be effective later in November 2006.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As described in Item 1.01 above, which description is incorporated in this Item 5.02 by reference, effective as of October 24, 2006, Mr. Walensky assumed the duties of Acting Chief Operating Officer of the Company.

Item 8.01.	Other Events.

On October 26, 2006, the Company issued a press release relating to the disclosures set forth in Items 1.01, 3.01 and 5.02 above. A copy of the press release is being furnished to the Securities and Exchange Commission and is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

99.1	Press Release dated October 26, 2006.

* * * * *

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KUHLMAN COMPANY, INC.

Date: October 30, 2006	By:	/s/ Charles Walensky
Charles Walensky, Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated October 26, 2006